TRANSFER AGENCY AND SERVICE AGREEMENT
BETWEEN
DEL REY GLOBAL INVESTORS FUNDS
AND
THE NORTHERN TRUST COMPANY

Schedule A	Fund List
Schedule B	Fees
Schedule C	AML Delegation
Schedule D	Third Party Administrator Procedures
Schedule E	Security Procedures

TRANSFER AGENCY AND SERVICE AGREEMENT
THIS AGREEMENT is made and entered into by and between del Rey Global Investors Funds, a statutory trust organized under the laws of the State of Delaware, having its principal office and place of business at 6701 Center Drive West, Suite 655, Los Angeles, CA 90045 (the “Trust”), on behalf of each of its series listed in Schedule A hereto, as such Schedule A may be amended from time to time in writing (each a “Fund” and collectively, the “Funds”), and The Northern Trust Company (the “Transfer Agent”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603, as of the effective date listed in Schedule A corresponding to each Fund.
WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and
WHEREAS, the Trust, on behalf of the Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, registrar and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	Terms of Appointment and Duties
1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for each Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, registrar and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Funds of the Trust (“Shareholders”) and set out in the currently effective prospectus(es) and statement(s) of additional information (“prospectus”) of the Trust on behalf of the Funds, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Trust on behalf of the Funds, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:
(a)	Receive for acceptance, orders for the purchase of Shares of a Fund, and deliver payment and appropriate documentation thereof as soon as reasonably practicable to the authorized custodian of the Fund (the “Custodian”);

(b)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)	Receive for acceptance redemption requests and redemption directions and effect redemptions. Deliver the appropriate instructions thereof to the Custodian.

(d)	In respect of the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly only with those broker-dealers approved in advance in writing by the Trust on behalf of the applicable Fund;

(e)	At the appropriate time as and when it receives monies paid to it from the Custodian with respect to any redemption of Shares of a Fund, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)	Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

(h)	Issue replacement checks and place stop orders on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Trust, and the Trust shall be responsible for all losses or claims resulting from such replacement, provided that the Transfer Agent acted in good faith and without willful default, willful misconduct, fraud, negligence or gross negligence in the performance of its duties and obligations under this Agreement or reckless disregard of its duties and obligations under this Agreement;

(i)	Maintain and keep all books, accounts and other records of the Trust and the Funds that relate to activities performed by or on behalf of the Transfer Agent under this Agreement and, if required by the Investment Company Act of 1940, as amended (the “1940 Act”), maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for a Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise upon request. The Transfer Agent further agrees that all records which it maintains for a Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act, unless any such records are earlier surrendered as provided above. Records shall be surrendered in hard copy, computer disc or other accessible electronic format. The Transfer Agent shall not have the right to retain copies of such records without the Fund’s prior written consent. Notwithstanding the foregoing, each Fund consents to the Transfer Agent retaining copies of such records that are stored in a central archival system as long as access to such system is restricted to the Transfer Agent’s officers, directors, employees, advisors and representatives with a need to know the information contained therein; provided that such persons shall be bound to treat such information confidential in accordance with the terms of this Agreement. Any records retained by the Transfer Agent shall be subject to observance of its confidentiality obligations under this Agreement;

(j)	Record the issuance of Shares of each Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) a record of the total number of Shares of the Trust and each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust and each Fund on a regular basis with the total number of Shares of the Trust and each Fund which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust;

(k)	Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry, electronic instructions, including e-mail communications, which have been prepared, maintained or performed by a Fund, or any other person or firm on behalf of a Fund or from broker-dealers of record or third-party administrators on behalf of individual Shareholders. With respect to transaction requests, the Transfer Agent may rely on any Instructions from the Fund’s Distributor, broker-dealers or a TPA. The Transfer Agent shall only be required to maintain the original source documents relating to the transaction request when such transaction request comes directly to the Transfer Agent from the investor and not through the Fund’s Distributor, broker-dealer or a TPA. E-mail exchanges on routine matters may be made directly with each Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;
(l)	Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties hereunder, including but not limited to, the processing of Share purchases and redemptions and the payment of a Fund’s dividends;

(m)	Report abandoned property to state authorities as authorized by the relevant Fund in accordance with the policies and procedures agreed upon by the Fund and the Transfer Agent;

(n)	Provide coordination and assistance with respect to proxy statements of each Fund and Shareholder meetings;

(o)	Research and provide Shareholders with their account information through various means, including but not limited to, telephone calls and correspondence;

(p)	Provide each Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent hereunder will be ministerial only and the Transfer Agent shall have no responsibility for each Fund’s compliance with Rule 22c-2 under the 1940 Act.

(q)	Account for and administer the redemption fees if applicable on the redemption and exchange of Shares of a Fund in accordance with written procedures agreed upon with the Fund; and

(r)	Answer telephone inquiries on such dates and times as the parties shall mutually agree. Such inquiries may include requests for information on account set-up and other general questions regarding operation of the Funds.
1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above Section 1.1, the Transfer Agent shall perform the following services on behalf of each Fund:
(a)	Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, registrar and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports, prospectuses and, upon request, statements of additional information to current Shareholders, investigating inquiries from Shareholders, responding to communications from Shareholders (subject to prior approval of the relevant Fund), performing services required to comply with Rule 17Ad-17 of the Exchange Act, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, mailing dividend and distribution notices to Shareholders, preparing and mailing activity statements for Shareholders, providing Shareholder account information, and providing each Fund with all such reports as the Fund or its agents may reasonably require as the Transfer Agency system may support in accordance with the fee arrangement for such reports as set out in Schedule B to this Agreement.
(b)	Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for each Fund of all transactions and receipts and disbursements of money and securities with regards to such Fund and deliver a copy of such report for the Trust to such Fund for each business day no later than 10:00 AM Eastern Time on the next business day;

(c)	National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Trust’s records on the Transfer Agency system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on such system through Networking;

(d)	Additional Services. Such additional services as such Fund and the Transfer Agent may agree to in writing from time to time.

(e)	Anti-Money Laundering (“AML”) Delegation. If a Fund elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached Schedule C entitled “AML Delegation,” which may be changed from time to time subject to mutual written agreement between the Transfer Agent and such Fund. In consideration of the performance of the duties by the Transfer Agent pursuant to this Schedule C, the Fund agrees to pay the Transfer Agent the fees set out in Schedule B to this Agreement;

(f)	Laws and Regulation. The Transfer Agent shall stay informed of new securities and tax laws and regulations which apply to the Transfer Agent’s products and services hereunder and shall update its products and/or services to comply with new securities and tax laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations; and

(g)	“Blue Sky” Reporting. The Transfer Agent shall comply in all respects with the written instructions of the Fund or the Fund’s administrator in connection with the identification of states and countries where Shares of the Fund are registered or exempt, and the number of Shares of each class registered for sale with respect to each state or country, as applicable. The Transfer Agent shall transmit daily a file to such Blue Sky vendor of the Fund showing sales of Shares by class in each state or country, in a format agreed upon with the Blue Sky vendor, in order that the vendor may provide reports to the Fund or the administrator for monitoring.
1.3	Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), Roth IRAs and Coverdell IRAs, such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of a Fund, shall arrange for the provision of appropriate prototype plans as well as provide for or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services, account set-up maintenance, and disbursements as well as such other services as the Transfer Agent and such Fund shall mutually agree.

1.4	Service Quality. The Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its call center, correspondence services and transaction processing.
2.	Third Party Administrators for Defined Contribution Plans
2.1	A Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan” or “Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators (the “TPA(s)”), which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2	In accordance with the procedures established in the attached Schedule D entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the applicable Fund from time to time, the Transfer Agent shall on behalf of such Fund:
(a)	Treat Shareholder accounts established by the Plans in the name of the Plan trustees, Plans or TPAs as the case may be as omnibus accounts;

(b)	Maintain omnibus accounts on its records in the name of the TPA or its designee as the Plan trustee for the benefit of the Plan; and

(c)	Perform all services under Section 1 as transfer agent of the Fund and not as a record-keeper for the Plans.
2.3	Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:
(a)	Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement.

(b)	Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agency system; or

(c)	Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agency system than is usually required by non-retirement plan and pre-nightly transactions.
3.	Fees and Expenses

3.1	Fee Schedule. For the performance of services by the Transfer Agent pursuant to this Agreement, each Fund agrees to pay the Transfer Agent the fees and expenses set out in Schedule B to this Agreement identified as being applicable to such Fund.

3.2	Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, each Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses incurred on behalf of the Fund. Such expenses may include but are not limited to: NSCC fees, disaster recovery, express mail and delivery services, federal wire charges, production costs of application or other forms for investors, archival including microfiche or, CD Rom production, and/or offsite storage of archived documents, P.O. box rental, programming hours for client specific requests, regulatory compliance fee per CUSIP, CIP-related database searches, escheatment, lost shareholder searches, lost shareholder tracking, postage, print/mail services, special mailings, statements, confirmations, tax forms and reporting (federal and state), telephone (telephone, fax line, and interactive voice response systems), and travel. The Transfer Agent agrees to inform the Fund of any such out of pocket expenses exceeding $2,500 as soon as reasonably practicable. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Funds, will be reimbursed by the Funds.

3.3	Fulfillment Calls. The parties have agreed that the Transfer Agent shall handle fulfillment calls from individuals responding to Fund mailings. The parties anticipate that the Transfer Agent will receive calls from five percent (5%) or less of the recipients of any Fund mailing, the calculation for which each Fund will provide to the Transfer Agent in good faith. For the first year of this Agreement, the fee for such service is included in the annual fee set out in Schedule B to this Agreement for each Fund. After the first year of this Agreement, if the number of literature fulfillment calls being received by the Transfer Agent exceeds five percent (5%) of the recipients of any Fund mailing, additional fees may apply.

3.4	Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the applicable Fund at least seven (7) days prior to the mailing date of such materials.

3.5	Invoices. Each Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice (the “Due Date”). In the event that any of the charges are disputed in good faith (a “good faith dispute”), the applicable Fund shall contact the Transfer Agent following the receipt of the respective invoice so that the fee charge can be researched and adjusted, as appropriate, before the direct debit takes place. If an error is discovered after the direct debit, an appropriate adjustment will be made to the fees in the following quarter.

3.6	Accruing of Fees. Notwithstanding any other provision of this Agreement, no amounts under this Agreement shall be payable or begin to accrue with respect to a Fund, until the earlier of (i)

the closing of the Fund’s offering or subscription period and (ii) the offering of the Fund’s shares to the public after the effectiveness of its prospectus. If for any reason a Fund does not close the offering of its shares after a subscription period or a Fund’s prospectus either does not become effective or the Fund does not offer and sell its shares to the public after its prospectus becomes effective, no amounts under this Agreement, including fees, out-of pocket expenses or additional charges of the Transfer Agent, shall be accrued or payable by such Fund, or the Trust with respect to such Fund, at any time.
4.	Representations, Warranties and Covenants of the Transfer Agent
The Transfer Agent represents, warrants and covenants to each Fund that:
4.1	It is a corporation duly organized and existing and in good standing under the laws of the State of Illinois and shall remain so as long as this Agreement is in effect.

4.2	It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

4.3	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.4	It is a transfer agent fully registered as a transfer agent in good standing pursuant to Section 17A(c)(2) of the Exchange Act, and shall remain so during the term of this Agreement, and will immediately notify each Fund in the event of a material change in its status as a registered transfer agent or if any regulatory organization or authority has taken steps or commenced proceedings to terminate the Transfer Agent’s status as a registered transfer agent or has taken steps or commenced proceedings to downgrade the Transfer Agent’s good stranding status during the term of this Agreement.

4.5	All requisite corporate actions and proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the facilities, equipment and personnel to fully perform its duties and obligations under this Agreement.

4.7	It shall comply in all material respects with all laws, rules and regulations, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

4.8	The Transfer Agent’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to the Transfer Agent.

4.9	The Transfer Agent hereby agrees to, subsequent to the date hereof, promptly notify the Trust on behalf of each Fund if Transfer Agent determines that it is no longer able to perform the services hereunder or that its ability to provide the services hereunder has been materially impaired.

4.10	No legal or administrative proceedings have been instituted or threatened which would be reasonably likely to impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

4.11	The Transfer Agent hereby agrees to, subsequent to the date hereof, promptly notify the Trust on behalf of each Fund (i) if an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of the Transfer Agent or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Transfer Agent or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered, or (ii) if the Transfer Agent shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Transfer Agent or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing (clauses (i) and (ii), each a “Transfer Agent Bankruptcy Event”).

4.12	The Transfer Agent hereby agrees to provide to each Fund’s distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Fund’s distributor may reasonably request that may be necessary for such distributor to perform its duties for the Fund under the applicable distribution agreement.
5.	Representations, Warranties and Covenants of the Trust
Each Fund represents, warrants and covenants to the Transfer Agent that:
5.1	The Trust is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

5.2	The Fund has the power under applicable laws and by the Trust’s organizational documents to enter into and perform this Agreement.

5.3	All requisite actions have been taken to authorize the Fund to enter into and perform this Agreement.

5.4	The Trust is an open-end and diversified management investment company registered under the 1940 Act.

5.5	A registration statement relating to the Fund under the Securities Act of 1933, as amended, and the 1940 Act is currently effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale and the Trust shall cause such registration statement to remain effective.

6.	Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code
6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate account(s) of a Fund upon the receipt of a payment order in compliance with the designated security procedures (the “Security Procedures”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedures and with the applicable Fund’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day. The Security Procedures in effect as of the date of this Agreement is attached as Exhibit E. The Transfer Agent shall provide prior notice to a Fund of any amendment to the Security Procedures.

6.2	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.3	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.4	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedures provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation of a payment order cannot be satisfied, provided that it has used reasonable efforts as set forth above and that it has acted in good faith and without willful default, willful misconduct, fraud, negligence, or gross negligence in the performance of its duties and obligations under this Agreement or reckless disregard of its duties and obligations under this Agreement.

6.5	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedures. The Security Procedures is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.6	Interest. Provided that the Transfer Agent acted in good faith and without willful default, willful misconduct, fraud, negligence or gross negligence in the performance of its duties and obligations under this Agreement or reckless disregard of its duties and obligations under this Agreement, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.7	ACH Credit Entries/Provisional Payments. When a Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, such Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.8	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall be provided in accordance with Article 4A of the Uniform Commercial Code.
7.	[Intentionally Left Blank]

8.	Indemnification
8.1	The Transfer Agent shall not be responsible for, and each Fund shall indemnify and hold the Transfer Agent, its directors, officers, employees and agents affiliated with the Transfer Agent harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:
(a)	All actions of the Transfer Agent, its directors, officers, employees, agents or subcontractors affiliated with the Transfer Agent required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without willful default, willful misconduct, fraud, negligence, or gross negligence;

(b)	The Trust’s lack of good faith, willful default, willful misconduct, fraud, negligence, or gross negligence in the performance of its duties and obligations under this Agreement or reckless disregard of its duties and obligations under this Agreement;

(c)	The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, its directors, officers, employees, agents or subcontractors affiliated with the Transfer Agent on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent, its directors, officers, employees, agents or subcontractors affiliated with the Transfer Agent by machine readable input, facsimile, CRT data entry, electronic instructions, or other means authorized by the Fund, and which have been prepared, maintained or performed and sent to the Transfer Agent by the Fund or any other person or firm on behalf of the Fund, including, but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of the officers of the Fund or the Trust; (iii) subject to the Fund’s prior written consent, any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed by the Transfer Agent to be genuine, authentic, or signed by the proper person or persons;

(d)	The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund to ensure that the original source documentation is in good order and properly retained;

(e)	The offer or sale of Shares of the Fund in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (unless such violation results from the Transfer Agent’s failure to comply with written instructions of such Fund or of any officer of the Fund that no offers or sales be input into the Fund’s security holder records or to residents of such state);

(f)	The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Fund’s demand deposit account maintained by the Transfer Agent, provided that the Transfer Agent has acted in good faith and without willful misfeasance, willful default, willful misconduct, fraud, negligence or gross negligence in the performance of its duties and obligations under this Agreement or reckless disregard of its duties and obligations under this Agreement;

(g)	Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems; or

(h)	The Fund’s use of the Data Access Services furnished by the Transfer Agent or any other third party including without limitation the Trust’s origination of electronic transactions as described in Section 7.5 herein, provided that the Transfer Agent has acted in good faith and without willful misfeasance, willful default, willful misconduct, fraud, negligence or gross negligence in the performance of its duties and obligations under this Agreement or reckless disregard of its duties and obligations under this Agreement.
8.2	In order that the Indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which a Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. Such Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which a Fund may be required to indemnify the Transfer Agent except with the applicable Fund’s prior written consent.

8.3	Each Fund shall not be responsible for, and, subject to Section 9 below, the Transfer Agent shall indemnify and hold each Fund and its officers, trustees and employees harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Trust, a Fund, the Trust’s or Fund’s officers or trustees is a named party), payments, expenses and liabilities arising out of or attributable to the Transfer Agent’s refusal or failure to comply with the material terms of this Agreement; the Transfer Agent’s breach of any material representation, warranty, covenant or certification made by it herein; the Transfer Agent’s breach of its standard of care obligations set out in Section 9; or the willful misfeasance, willful default, willful misconduct, lack of good faith, fraud, negligence or gross negligence on the Transfer Agent’s part or the part of its directors, officers, employees, agents or subcontractors affiliated with the Transfer Agent, in the performance of, or from reckless disregard by the Transfer Agent or its directors, officers, employees, agents or subcontractors affiliated with the Transfer Agent of, the duties and obligations specifically set forth in this Agreement.
8.4	In no event shall either the Transfer Agent or any Fund be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.
9.	Standard of Care

The Transfer Agent shall at all times exercise due care and diligence and act in good faith in the performance of its duties, obligations and services under this Agreement and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by or resulting from the willful misfeasance, willful default, willful misconduct, lack of good faith, fraud, negligence or gross negligence on the Transfer Agent’s part or the part of any of its directors, officers or employees in the performance of, or from reckless disregard by the Transfer Agent or its directors, officers or employees, of the obligations and duties under this Agreement. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during the term of this Agreement with respect to, arising from or arising in connection with claims of negligence under this Agreement, or from all services provided or omitted to be provide by the Transfer Agent under this Agreement is limited to, and shall not exceed, the greater of (i) ten (10) times the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve calendar months immediately preceding the event for which recover from the Transfer Agent is being sought or (ii) US $750,000.

10.	Confidentiality
10.1	During the term of this Agreement, the Transfer Agent and the Trust may have access to confidential information relating to matters such as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Transfer Agent or the Trust that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, cost figures and projections, profit figures and projections, any other secret or confidential information whatsoever used or gained by the Transfer Agent or a Fund during performance of this agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known, of which the party receiving the information should reasonably be aware, without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party from information received by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue on a non-confidential basis of which the party receiving the information should be reasonably be aware.

10.2	Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Each party hereby agrees not to disclose any Confidential Information other than to those of its officers, directors, employees, advisors and representatives (collectively, “Representatives”) with a need to know the information contained therein and are under an obligation to maintain its confidentiality. Each party hereby acknowledges that it may receive material non-public information regarding securities in connection with this Agreement and agrees that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning securities from purchasing or selling the securities of any issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its subcontractor or agent for purposes of providing services under this Agreement.

10.3	Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Transfer Agent, the Trust or the Fund, as applicable; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable, and permitted by applicable law, and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

10.4	In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure. In the event of breach of the foregoing by either party, the remedies to the Transfer Agent provided by Section 10.6 shall be available to the party whose Confidential Information is disclosed.

10.5	Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of Shareholders obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

10.6	Each party acknowledges that its obligation to protect the other party’s or other third party’s Confidential Information is essential to the business interest of the other party or other third party and that the disclosure of such Confidential Information in breach of this Agreement would cause the other party immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, each party agrees that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Confidential Information by such party in breach of this Agreement, the other party shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

11.	Covenants of the Trust and the Transfer Agent
11.1	Each Fund shall promptly furnish to the Transfer Agent the following:
(a)	A certified copy of the resolution of the Board of Trustees of the Trust (the “Board”) authorizing the appointment of the Transfer Agent as transfer agent to the Fund and the execution and delivery of this Agreement;

(b)	A copy of the organizational documents of the Trust and all material amendments thereto; and

(c)	A copy of the written AML Program of the Trust.
11.2	The Transfer Agent understands and agrees that it is a “service provider” to the Trust, on behalf of each Fund, as contemplated by Rule 38a-1 under the 1940 Act. As such, the Transfer Agent agrees to cooperate fully with the Funds, the Trust, and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (i) any and all compliance-related matters, and (ii) the efforts of the Trust, on behalf of each Fund, to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust, the Funds and their service providers. In this regard, the Transfer Agent shall:
(a)	Submit to the Board for its consideration and approval, prior to commencement of a Fund’s operations or prior to the Transfer Agent serving as Transfer Agent to a Fund, as applicable, the Transfer Agent’s applicable compliance policies and procedures;

(b)	Submit to the Board for its consideration and approval, annually (and at such other times as the Trust, on behalf of a Fund, may reasonably request), a report (“Report”) fully describing any material amendments to the Transfer Agent’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(c)	Provide periodic reports discussing the Transfer Agent’s compliance program and special reports on a timely basis in the event of material compliance matters and material changes to the compliance program;

(d)	Permit the Trust, on behalf of each Fund, and its Trustees and officers to become familiar with the Transfer Agent’s operations and understand those aspects of the Transfer Agent’s operations that may expose the Trust or the Funds to compliance risks or lead to a violation by the Trust, the Fund or the Transfer Agent of the federal securities laws;

(e)	Make its officers and employees available to employees of the Trust, the Funds or their designees to answer questions relating to the Transfer Agent’s provision of services under this Agreement and the Transfer Agent’s compliance with its operating policies and procedures, including permitting the Trust, on behalf of each Fund, and its Trustees and officers to maintain an active working relationship with the Transfer Agent’s compliance personnel by, among other things, providing the CCO and other officers with a specified individual within the Transfer Agent’s organization to discuss and address compliance-related matters;

(f)	Provide the Trust, on behalf of each Fund, and its Trustees and CCO with such certifications as may be reasonably requested by the Fund; and

(g)	Reasonably cooperate with each Fund’s independent public accountants and shall take all reasonable action in the performance of its duties and obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.
11.3	The Transfer Agent shall provide assistance to and cooperate with a Fund’s internal or external auditors in connection with any Fund-directed audits. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year (and each such audit shall not exceed 5 business days) unless otherwise agreed to by the parties, and each Fund shall provide reasonable advance notice to the Transfer Agent of such audits. All costs and expenses incurred by Transfer Agent for any audits undertaken more frequently than twice each calendar year or any audit conducted lasting longer than five (5) business days, shall be paid for my the Fund upon demand unless otherwise agreed by the parties. For purposes of such audits, at the request of the Fund, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors. Each Fund understands and agrees that its auditors will be required by the Transfer Agent to execute a confidentiality agreement prior to being given access to such records, data and operating processes. The Transfer Agent will provide the Company with a copy of any SAS 70 report (or applicable report) it obtains relating to its transfer agency services.

11.4	Upon request of a Fund, the Transfer Agent shall provide such information and records in its possession relating to the Fund that the Fund may require, and shall cooperate with the Fund, in order for the Fund to respond to inquiries and requests for information by its regulators.
12.	Termination of Agreement
12.1	Term. This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date specified on Schedule A. Unless sooner terminated as provided under this Agreement, this Agreement shall continue in effect for three years from the date hereof (the “Initial Term”). Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods (each such year-to-year renewal term a “Renewal Term”), provided such continuance is approved by the Board of Trustees. Ninety (90) days before the expiration of the Initial Term or a Renewal Term, the parties of this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fee for any Renewal Term shall equal the fees then in place for the Initial Term or the prior Renewal Term, as applicable.

Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of the Initial Term or any Renewal Term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated (x) in the event of a Fund’s reasonable dissatisfaction with the Transfer Agent’s services under this Agreement upon no less than 60 days’ written notice by the Trust with respect to a Fund, provided, however, that in such case the Fund shall give notice to the Transfer Agent specifying the nature of the dissatisfaction in sufficient detail to permit the Transfer Agent to identify and attempt to cure such dissatisfaction and if the Transfer Agent fails to cure such dissatisfaction within 60 days of receipt of such notice the Fund may terminate this Agreement immediately , (y) or upon 180 days’ prior written notice by the Transfer Agent to the Fund. Dissatisfaction as used in this paragraph must be in relation to the delivery of a service, or a component therof, as contemplated by this Agreement and the dissatisfaction must be fact specific and measurable by objective criteria. In the event that the Transfer Agent gives notice of termination of this Agreement with respect to a Fund, the Fund may, in its sole discretion, extend the term of this Agreement by three calendar months following the date of termination if the Fund is unable to find a successor administrator for such Fund by the date of termination in such notice.
Notwithstanding the foregoing, a Fund may terminate this Agreement at any time: (i) upon the breach of any section of this Agreement, if such breach was caused by or was a result of willful misfeasance, willful default, willful misconduct, bad faith, fraud, negligence or gross negligence on the Transfer Agent’s part or the part of its agents or employees, in the performance of, or from reckless disregard by the Transfer Agent or its agents or employees of, the duties and obligations specifically set forth in this Agreement; (ii) if the Transfer Agent (a) breaches any material provision of this Agreement, or (b) is in default in the performance of its duties or obligations hereunder and such default has, or may reasonably have, a material adverse effect on the Fund; or (iii) upon the occurrence of a Transfer Agent Bankruptcy Event.
12.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust and the Funds, the Transfer Agent, at the Trust’s or a Fund’s request, shall offer reasonable assistance to the Trust in converting each applicable Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust on behalf of a Fund (the “Deconversion”), subject to the reasonable recompense of the Transfer Agent for such reasonable assistance at its standard and customary rates and fees in effect at the time. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s system.
12.3	Termination or Non-Renewal.
A.	Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement with respect to a Fund, such Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement which (i) have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

B.	Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement with respect to a Fund, such Fund shall pay the Transfer Agent the Deconversion costs as noted in Section 12.2 and all reasonable and customary fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including, but not limited to tax reporting and open issue resolution.

12.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of Confidential Information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws, regulation or compliance policy.

12.5	Unpaid Invoices. In the event that a Fund is more than ninety (90) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated with respect to such Fund upon thirty (30) days’ prior written notice to the Fund by the Transfer Agent. Each Fund must notify the Transfer Agent in writing of any contested amounts within sixty (30) days of receipt of an invoice for such amounts. Disputed amounts are not due and payable while they are being contested.
13.	Assignment and Third Party Beneficiaries
13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any prior written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Funds. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Funds. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.
14.	Subcontractors
14.1	The Transfer Agent may, as a result of a corporate reorganization, after providing each applicable Fund with ninety (90) days’ prior written notice except with respect to print/mail services and without further consent on the part of such Fund, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act, or, with regard to print/mail services, with another affiliated or unaffiliated third party; provided, however that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliates as it is for its own acts and omissions. With regard to print/mail services or other services that are provided by a vendor not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside vendor and to timely and accurately provide all information requested by such vendor; provided, however, that the Transfer Agent shall not be held liable to a Fund or any affiliated party of a Fund for any act or failure to act by such outside vendor provided, if the Transfer Agent selected such outside vendor, the Transfer Agent shall have exercised due care in selecting the same, and shall have acted without bad faith, negligence or willful misconduct.

14.2	For purposes of this Agreement, unaffiliated third parties include, by way of example and not limitation, Federal Express, United Parcel Services, Airborne Services, the US Mails, DTCC and telecommunication companies, and shall not be deemed to be subcontractors of the Transfer Agent.
15.	Miscellaneous
15.1	Amendment. This Agreement is a separate contract with respect to each Fund. This Agreement may be modified or amended with respect to a Fund from time to time by mutual written agreement between the Transfer Agent and such Fund. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

15.2	Illinois Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Illinois.

15.3	Force Majeure. The Transfer Agent shall not be responsible or liable for any harm, loss or damage suffered by a Fund, its shareholders, or other third parties or for any failure or delay in performance of Transfer Agent’s duties, obligations or services under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Transfer Agent’s control. In the event of a force majeure, any harm, loss, damage, failure or delay by Northern as a result of such force majeure will not give the Fund the right to terminate this Agreement. Notwithstanding the foregoing, in the event of equipment failures beyond the Transfer Agent’s control, the Transfer Agent shall take reasonable and prompt steps to minimize service interruptions to each Fund under this Agreement. Northern shall maintain a commercially reasonable business continuity plan designed to mitigate the impact of any Force Majeure event and agrees to implement such plan upon the occurrence of a Force Majeure event.

15.4	Consequential Damages. In no event shall either Northern or the Fund be liable for any special, punitive (except to the extent punitive damages are imposed due to the conduct of Northern) or consequential damages of any kind whatsoever under any provision of this Agreement, even if advised of the possibility thereof.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.
15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

15.11	Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

15.12	Use of Name. The Transfer Agent will obtain the prior written consent of a Fund before using the name of the Fund, the Trust, or any of their affiliates, or any of the Fund’s materials in the Transfer Agent’s materials.

15.13	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.14	Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):
If to a Fund:
del Rey Global Investors Funds
6701 Center Drive West, Suite 655
Los Angeles, CA 90045
Attention: Gerald W. Wheeler
Fax: (310) 649-4230
If to the Transfer Agent:
The Northern Trust Company
50 LaSalle Street
Chicago, Illinois 60675
Attention: Head of Global Funds Services Americas
Fax: 312-444-5431

16.	Additional Funds

In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall be added to Schedule A and become a Fund hereunder.

17.	Release

All parties hereto acknowledge and agree that any and all liabilities of a Fund arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of that Fund and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Fund must look solely to the property belonging to the Fund for the enforcement of any claims against the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the effective date with respect to the del Rey Monarch Fund as set out in Schedule A.

DEL REY GLOBAL INVESTORS FUNDS, on behalf of its series, DEL REY MONARCH FUND
By:	/s/ Gerald W. Wheeler
	Name:	Gerald W. Wheeler
	Title:	Chairman

THE NORTHERN TRUST COMPANY
By:	/s/ Philip A. Cook
Print Name: Philip A. Cook

	Title:	Vice President

SCHEDULE A
FUND LIST
SERIES OF DEL REY GLOBAL INVESTORS FUNDS

Fund	Effective Date of the Agreement

del Rey Monarch Fund	January 24, 2011

SCHEDULE C
AML DELEGATION
Dated: January 24, 2011
1. Delegation.
1.1 Subject to the terms and conditions set forth in this Agreement, the Funds hereby delegate to the Transfer Agent those aspects of the Funds’ Anti-Money Laundering Program (the “AML Program”) for accounts of the Funds (the “Accounts”) that are set forth in Section 6 below (the “Delegated Duties”). The Delegated Duties set forth in Section 6 may be amended, from time to time, by mutual agreement of the Transfer Agent and the Funds upon the execution by such parties of a revised Schedule C bearing a later date than the date hereof.
1.2 The Transfer Agent agrees to perform such Delegated Duties, with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.
2. Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Funds remain responsible for assuring compliance with the USA PATRIOT Act and its applicable anti-money laundering regulations and that the records the Transfer Agent maintains for the Funds relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such regulators.
3. Limitation on Delegation. The Funds acknowledge and agree that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program for the Funds or for the overall compliance by the Funds with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Accounts for which the Transfer Agent maintains the applicable shareholder information.
4. Annual Certification. The Transfer Agent agrees to certify to the Funds no less frequently than annually, in a form that is mutually acceptable to the Funds and the Transfer Agent, that the Transfer Agent has implemented those aspects of the Funds’ AML Program that are set forth in this Agreement.
5. Confidentiality and Recordkeeping. The Transfer Agent agreed to maintain any AML information and records obtained or created as agent of the Funds in compliance with the confidentiality requirements of the USA PATRIOT Act, to limit access to and disclosure of such information and records consistent with the requirements of applicable law, and to retain such information and records for the period of time specified by the USA PATRIOT Act and the regulations thereunder.
6. Delegated Duties.
6.1 Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares of the Funds for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a) Perform the following customer identification and identity verification functions:
     i. Before establishing a relationship with a shareholder collect all information regarding the shareholder as is necessary to permit each Fund to comply with laws, rules and regulations regarding customer identification programs applicable to mutual funds, unless the shareholder is of a type where such identification is not required by such applicable law, rule or regulation;
     ii. Refuse to open a new account for a business, entity or shareholder that refuses to provide appropriate identification documentation;
     iii. Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and
     iv. If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of a Fund appears thereon and comply with Federal directives issued in connection with such lists that are applicable to mutual funds.
(b) Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List or is otherwise subject to U.S. economic and trade sanctions administered by OFAC (collectively, “Embargoed Persons”), and such other lists or databases as may be required from time to time by law, rule or regulation applicable to mutual funds and take such other action as required by such applicable law, rule and regulation in the event of a match with Embargoed Persons Entities or such lists or databases. The Transfer Agent will periodically check to determine whether any persons or entities with existing Fund accounts are Embargoed Persons.
6.2 Review and monitor transactions for suspicious activity in accordance with the Funds’ AML program, using criteria as agreed and defined in service level agreements.
6.3 Advise the Funds’ AML Officer of any suspicious activity and provide any information required to facilitate the applicable Fund’s filing of a suspicious activity report (“SAR”).
6.4 Compare account information to any FinCEN request received by a Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide each Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.
6.5 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, or other similar report, or a notice to OFAC, then the Transfer Agent shall also immediately notify the applicable Fund, unless prohibited by applicable law.
6.6 Implement mutually agreed upon procedures in response to the Travel Rule.
*  *  *

DEL REY GLOBAL INVESTORS FUNDS, on behalf of its series		THE NORTHERN TRUST COMPANY

By:	/s/ Gerald W. Wheeler	By:	/s/ Philip A. Cook

Name:	Gerald W. Wheeler	Name:	Philip A. Cook

Title:	Chairman	Title:	Vice President

SCHEDULE D
THIRD PARTY ADMINISTRATOR PROCEDURES
Dated: January 24, 2011
1.	On each day on which both the New York Stock Exchange and the applicable Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to the Fund (i) orders by the Plan for the purchases of Shares of the Fund, and (ii) requests by the Plan for the redemption of Shares of the Fund; in each case, if such Plan provides for Plan Participant directed investments, based on the Plan’s receipt of purchase orders and redemption requests by Plan Participants in proper form by the time required by the terms of the Plan, but in all cases not later than the time of day at which the net asset value of the Fund is calculated, as described from time to time in the applicable Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date”.

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by the Fund, the TPA(s), and the Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.	The TPA(s) shall, at the request and expense of the Trust, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by the Fund for delivery to its shareholders.

8.	The TPA(s) shall, at the request of the Fund, prepare and transmit to the Fund or any agent designated by it such periodic reports covering Shares held by each Plan as the Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans.

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to the Fund be furnished to Plan Participants in which event the Transfer Agent or the Fund shall mail or cause to be mailed such materials to Plan Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

DEL REY GLOBAL INVESTORS FUNDS, on behalf of its series		THE NORTHERN TRUST COMPANY

By:	/s/ Gerald W. Wheeler	By:	/s/ Philip A. Cook

Name:	Gerald W. Wheeler	Name:	Philip A. Cook

Title:	Chairman	Title:	Vice President